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                                                                   Exhibit 10.14


  [LOGO]
intermedia
COMMUNICATIONS


       December 14, 1998

       Ms. Nancy Faigen
       35 Wicks End
       Wilton, Connecticut 06897

       Dear Nancy:

       It is with great pleasure that I offer you the position of President and General Manager, WebSite Management Division with Intermedia Communications Inc., located in Beltsville, Maryland. We anticipate that you will accept this offer immediately, and officially assume this position on December 14, 1998.

       This is an important officer position within the Company, which reports directly to Jim Geiger, Senior Vice President, Chief Marketing Officer. The annual base salary is $225,000 (based on 52 weeks service). We recognize that by accepting this position and starting with us immediately, you will forego a substantial amount of compensation and other benefits from your former employer. In order to offset the financial impact to you and in recognition of your commitment to us, we are pleased to offer you a signing bonus to be dispensed as follows:


       . A $125,000 signing bonus will be provided in two installment: $50,000 on January 2, 1999 and $75,000 on August 1, 1999. This amount is guaranteed without restrictions or requirements.

       . An additional $150,000 signing bonus will be provided in two installments: $50 000 on the date you accept this offer and the remaining $100,000 will paid on April 1, 1999 provided you are still employed with us on that date.

        In recognition of our commitment to you, we do ask that you warrant, by your acceptance of this position and the associated bonus, that you are not subject to or a party to any agreement with your former employer that would restrict or otherwise prohibit you from accepting this position with Intermedia.

        In addition, this position has an annual management incentive compensation target opportunity of 45% of base salary ($101,250). For 1999, you will be eligible for this entire bonus opportunity, based on performance. This bonus opportunity is contingent upon the achievement of revenue, server units in service, EBITDA, capital expenditure, and headcount. You will be eligible for a performance and salary review on January 1, 2000.

        This offer includes a stock option grant covering 100,000 shares of common stock subject to approval by the Compensation Commitee of the Board of Directors. This grant will vest in equal installments over the 60-month period commencing with the date of your employment by the Company, subject to customary terms contained in the standard incentive stock options issued by the Company under the Plan. For pricing purposes, the date of the grant will be deemed to be the date upon which the option has bean approved by the Compensation Committee of the Board of Directors. This grant will immediately vest upon a change in control of the Company, if followed by termination of your employment with the Company under certain conditions within twelve months thereafter.

        As an employee of Intermedia, you will be entitled to all employee benefits: Medical insurance, medical and prescription drug card, dental insurance, short-term and long-term disability, life insurance, 401(k) Plan, educational reimbursement, holidays, sick leave, military leave, bereavement leave, voting time off and jury duty leave, and supplemental executive life insurance. Assuming you start on December 14, 1998 your medical benefits will be effective January 1, 1999. You will be eligible for 3 weeks of paid vacation per year, including your first year of employment.
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        Page Two
        December 14, 1998

        This offer includes a relocation allowance of up to $125,000. Subject to this limit, you will be reimbursed for relocation expenses (documented by receipts) in accordance with Intermedia's Relocation Policy, a copy of which is attached. Reimbursable expenses include items such as transportation of you and you family, movement of household goods, real estate commission for the sale of the old home, closing costs associated with the purchase of the new home, incidental expenses and house hunting trips. The Company will "gross up" the taxable elements of this reimbursement. The "gross up" is not considered part of the relocation allowance.

        In order that we demonstrate our sensitivity to individual needs during the relocation period, you will note in the description of the relocation policy that the Company may also provide temporary housing expenses for a period of up to six months, separate from the relocation allowance itself. This is subject to advance agreement with your supervisor and normally includes the provision of a furnished apartment facility in Maryland and reimbursement of up to two trips per month during the relocation period between Maryland and your former residence. Individual needs vary greatly, so please discuss your specific needs with Jim Geiger.

        This relocation allowance and temporary housing expenses wi1l be forgiven over a 12-month period at a rate of 1/12 per month, commencing on the date of your last relocation reimbursement. If you voluntarily terminate your employment with Intermedia prior to the end of this 12-month period, the relocation balance that exceeds the forgiven amount must be repaid to the Company.

        Please contact Lois Durham, Human Resources, (813) 829-4518, to commence the administration of your relocation.

        Nancy, we sincerely believe that Intermedia has an exciting future, filled with substantial opportunity for business growth and success. We also feel that you are a very talented person with significant potential to help us grow and succeed. We are excited about the prospect of you joining the Intermidia team.

        Sincerely.

        /s/ David C. Ruberg

        David C. Ruberg
        President and CEO

        Attachments

        By signing below I accept this offer.

        /s/ Nancy G. Faigen           12/14/98
        ----------------------        --------
        Signature                     Date


        Please return the signed offer 1etter and relocation agreement to Trevor Dignall, Senior Vice President, Human Resources, in the enclosed, pre-addressed envelope.
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Digex keeps e-business in business(SM)           [LOGO] digex(SM)

                                                            One Digex Plaza
                                                            Beltsville, MD 20705
                                                            www.digex.com

                                                            301.847.5000
                                                            Fax 301.847.5215




                                       July 9, 1999



   Ms. Nancy G. Faigen
   One Digex Plaza
   Beltsville, Maryland 20705

   Dear Nancy:

             This will confirm the changes we have agreed upon in your employment arrangement with Digex as follows:

             (a) Your base salary is $225,000 per year and your annual bonus opportunity is 50% of your base salary.

             (b) If the pending initial public offering of Digex common stock becomes effective, you will be granted Digex stock options covering an aggregate of 300,000 shares of common stock. The options will be exercisable as to 50% of the shares at an exercise price equal to $5.00 per share and as to the balance of the shares, at an exercise price equal to the initial public offering price. Options covering 25% of the shares will vest one year following the date of grant and the balance will vest in equal quarterly installments over the next three years so long as you continue to be employed by Digex. Following the occurrence of a change of control, all unvested installments of the options will vest if your employment is terminated by Digex (other than for cause as defined herein) or, if earlier, one year following the date of occurrence of the change of control if you continue to be employed by Digex at that time.

             (c) Your title will be President, Sales and Service Delivery Group of Digex.

             (d) Your existing Intermedia stock options shall continue in full force and effect following consummation of the initial public offering of Digex common stock.

             For purposes of this letter:

             "Change of Control" means: the sale, exchange or transfer of common stock of Intermedia or of Digex, whether in one transaction or a series of related transactions occurring within one year, which results in an accumulation of 50% or more of the outstanding shares of common stock (on a fully diluted basis) of
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Digex keeps e-business in business(SM)           [LOGO] digex

                                                            One Digex Plaza
                                                            Beltsville, MD 20705
                                                            www.digex.com

                                                            301.847.5000
                                                            Fax 301.847.5215

             Intermedia or of Digex in one holder or several affiliated holders (or any such transaction(s) occurring within six months that result in an accumulation of at least 35% of such shares of common stock (on a fully diluted basis)) or an event involving the sale or merger of Intermedia or of Digex or their respective assets which results in the holders of shares of common stock immediately prior to the occurrence of such sale or merger holding less than a majority of the outstanding shares of common stock immediately thereafter.

             "Cause" means: (i) any conduct or behavior by you that would reasonably be expected to have a material adverse affect on Intermedia's or Digex's business or reputation, (ii) commission by you of an act involving moral turpitude or dishonesty, including fraud, (iii) your material failure to reasonably perform your duties for Digex or (iv) your willful failure to perform or abide by any lawful directions or instructions of Digex consistent with your capacity as a senior executive of Digex.

             Except as amended hereby, the terms of your original offer letter continue in full force and effect. If the foregoing is acceptable to you, please sign in the space provided below and return to me one fully executed copy of this letter. Nothing in this letter will be deemed to affect the at will status of your continued employment by Digex.

                                       DIGEX, INCORPORATED


                                       By:/S/ Mark Shull
                                          ----------------------------------
                                          Mark Shull, President and Chief
                                            Executive Officer

   Agreement with terms
   of letter confirmed:

   /S/ Nancy Faigen
   ----------------------------------
   Nancy G. Faigen